Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

May 24, 2005

La Quinta Corporation
La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, Texas 75038

     Re: Legality of Shares of Paired Common Stock

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as counsel to La Quinta Corporation, a Delaware corporation (“LQ Corporation”), and La Quinta Properties, Inc., a Delaware corporation (“LQ Properties” and together with LQ Corporation, the “Companies”), in connection with the preparation of and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), a prospectus supplement dated May 24, 2005 (the “Prospectus Supplement”), which supplements the prospectus included in the Joint Registration Statement on Form S-3, (File Nos. 333-91998 and 333-91998-001) (the “Registration Statement”), relating to the offer and sale of 19,400,000 shares of paired common stock, each comprised of one share of common stock of LQ Corporation, par value $0.01 per share, and one share of class B common stock of LQ Properties, par value $0.01 per share (the “Paired Common Stock”), of the Companies. The Paired Common Stock will be offered by the Underwriter (as defined below) pursuant to that certain Underwriting Agreement dated May 24, 2005 (the “Underwriting Agreement”) by and among the Companies and Lehman Brothers Inc. (the “Underwriter”).

     In connection with rendering this opinion, we have examined (i) copies of the amended and restated certificates of incorporation of each of the Companies on file with the Secretary of State of the State of Delaware, (ii) the by-laws of each of the Companies, as amended and restated, (iii) such records of corporate proceedings of the Companies as we have deemed appropriate for the purposes of this opinion, (iv) the Registration Statement and the exhibits thereto, (v) the Prospectus Supplement and (vi) the Underwriting Agreement. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Companies or representatives or officers thereof.

     We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law. We express no opinion with respect to the blue sky or securities laws of any state, including, without limitation, Massachusetts and Delaware.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Paired Common Stock sold or to be sold by the Companies to the Underwriter, as described in the Prospectus Supplement, have been duly authorized and have been, or upon delivery of such Paired Common Stock and payment therefore in accordance with the Underwriting Agreement will be, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Companies’ Joint Current Report on Form 8-K dated May 24, 2005, which is incorporated by reference into the Registration Statement.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP